EXHIBIT 99.1
News

For Immediate Release	Contact:
May 28, 2013	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES ELECTS J. J. (JACK) CARMOLA
TO ITS BOARD OF DIRECTORS
----------

NEW YORK, May 28—Minerals Technologies Inc., (NYSE: MTX) announced today that Jack Carmola has been elected to its Board of Directors.
"We are very pleased to have someone of Jack Carmola's abilities and experience join our Board," said Joseph C. Muscari, Executive Chairman of Minerals Technologies. "He is a strong business leader who will bring to our Board a solid background in engineering, manufacturing, general management, supply chain and mergers and acquisitions."
Mr. Carmola has more than 35 years of international business experience, primarily in the aerospace industry with the Goodrich Corporation and General Electric. From 1999 to 2012, Mr. Carmola served in positions of increasing responsibility for Goodrich, including Segment President for Actuation and Landing Systems from 2007 to 2012, and Segment President of Airframe Systems from 2005 to 2007. He was also Segment President of Engine Systems and Group President for Engine/Safety/Electronic Systems. While at General Electric between 1977 and 1996, Mr. Carmola held various engineering and general management positions, including Manager of the M&I Engines Division's Product Delivery Operation. After Goodrich became part of United Technologies in 2012, he served as President, Aerospace Customers and Business Development. He is now consulting for Private Equity companies.
Mr. Carmola holds a Bachelor of Science degree in Mechanical and Aerospace Engineering from the University of Rochester and an MBA, with concentration in Finance, from Xavier University Graduate School of Business Administration.
Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales of $1.01 billion in 2012.
----------
For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/
----------
Contact:
Rick B. Honey
(212) 878-1831

####